Exhibit 99.1

Contact:	W. John Fuller
For LNB Bancorp, Inc.
216.978.7643
LNB BANCORP, INC. SHAREHOLDERS SOUNDLY DEFEAT
PROPOSALS BY OUTSIDE GROUP
LORAIN, Ohio, March 28, 2008 — LNB Bancorp, Inc. (NASDAQ: LNBB) announced today that its shareholders have soundly defeated the six proposals offered by a dissident shareholder. Results were disclosed in a certified report from IVS Associates, Inc., the independent Inspector of Elections for the Special Meeting of LNB shareholders held on March 18, 2008 at LNB headquarters in Lorain to consider the six proposals.
Excluding the shares voted by Shareholders for a Better Bank, formerly referred to as AMG Investments, LLC, and its minority shareholder group, five of the six proposals received less than 11% of shareholder votes in favor of the proposals.
One proposal, to amend LNB’s code of regulations to declassify the Board of Directors and require each director to be elected annually, received less than 17% of shareholders votes in favor of the proposal, excluding the shares voted by SBB. A favorable vote of 75% of LNB shares was required for approval of the proposal.
“The Board of Directors and management of LNB Bancorp believe the shareholders have spoken loud and clear by soundly rejecting each of the proposals offered by this dissident group of shareholders,” said Daniel E. Klimas, president and chief executive officer of LNB Bancorp. “The margin of defeat of the proposals is a strong indication of their wishes regarding the matters raised.
“LNB honored SBB’s request for the special meeting on March 18 to consider proposals despite our strong belief that these proposals were not in the best interests of our shareholders,” said Klimas, who also indicated that he remains hopeful that some satisfactory resolution can be reached with this shareholder group.
“LNB management and directors have been forced to spend an inordinate amount of time responding to SBB’s requests, accusations and innuendoes. This has all come at a price in terms of time and expense for the company and its leadership,” said Klimas. “Further, SBB leadership also embarked on a series of legal, regulatory and personal attacks on LNB, its management and board, which we believe are baseless and irresponsible, and will ultimately be rejected by the court as well.”
Klimas said “As the results of the vote clearly imply the vast majority of our shareholders want the management and board of directors of LNB to place their full focus on fulfilling our community bank strategy and growing the company for the future.”

The following is a breakdown of the voting by proposal:
SBB’s first proposal, to amend LNB’s code of regulations to declassify LNB’s Board of Directors so that directors be elected annually (“Proposal 1”), and SBB’s second proposal, to amend LNB’s code of regulations to reduce the number of directors to a maximum of nine and a minimum of three (“Proposal 2”), each required the affirmative vote of 75% of LNB’s shares for approval.
Proposal 1 received only 1,755,058 affirmative votes, representing only approximately 23% of LNB’s shares, and at least 1,902,704 shares were voted against Proposal 1. Proposal 2 received only 1,240,085 affirmative votes, representing only approximately 16% of LNB’s shares, and at least 2,417,852 shares were voted against Proposal 2. Accordingly, Proposal 1 and Proposal 2 were overwhelmingly defeated.
No vote was taken on SBB’s third proposal, to remove all but three of LNB’s current directors (“Proposal 3”), or SBB’s fourth proposal, to elect three of SBB’s nominees to LNB’s Board of Directors (“Proposal 4”), because Proposal 1 was not approved. However, the review of the proxy cards and ballots submitted indicates that no more than 1,329,479 shares were voted in favor of removal of any of LNB’s current directors, and at least 2,242,938 shares voted against removal of each director. Accordingly, had a vote been taken, Proposal 3 would have been soundly defeated.
Furthermore, had a vote been taken on Proposal 4, none of SBB’s nominees received more than 1,330,329 votes for election, but at least 2,345,467 shares withheld their votes for each of SBB’s nominees.
SBB’s fifth proposal, to adjourn the Special Meeting, if necessary, to solicit more votes for SBB, and SBB’s sixth proposal, to oppose any proposal by LNB to adjourn the Special Meeting to solicit more votes for LNB, were both overwhelmingly defeated. Both proposals required a majority of the votes cast at the Special Meeting for approval. Neither proposal received more than 1,348,402 affirmative votes, and at least 2,240,136 shares voted against those proposals.
About LNB Bancorp, Inc.
LNB Bancorp, Inc. is a $1.1 billion financial holding company. Its major subsidiary, The Lorain National Bank, is a full-service commercial bank, specializing in commercial, personal banking services, residential mortgage lending and investment and trust services. The Lorain National Bank and Morgan Bank serve customers through 21 retail-banking locations and 29 ATMs in Lorain, eastern Erie, western Cuyahoga and Summit counties. North Coast Community Development Corporation is a wholly owned subsidiary of The Lorain National Bank. Brokerage services are provided by the bank through an agreement with Investment Centers of America. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “believe,” “anticipate” and “seek,” as well as similar expressions, are forward-looking in nature. Actual results and events may differ materially from those expressed or anticipated as a result of risks and uncertainties which include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which LNB Bancorp, Inc. conducts its operations, as well as the risks and uncertainties described from time to time in LNB Bancorp’s reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events or otherwise.